UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 SAIC Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-6942

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended & Restated Credit Agreement

On March 17, 2015, Science Applications International Corporation (“SAIC”) entered into an Amended & Restated Credit Agreement (the “Amended Credit Agreement”), with Citibank, N.A. (“Citibank”), as agent, and certain other agents, lenders and other parties thereto. SAIC entered into the Amended Credit Agreement to amend and restate SAIC’s initial credit facility in anticipation of the proposed acquisition of Scitor Holdings, Inc. (“Scitor”). It is anticipated that, under an Agreement and Plan of Merger dated March 1, 2015, by and among SAIC, Scitor and certain other parties, SAIC will acquire Scitor through a merger (the “Merger”) of a newly formed SAIC subsidiary into Scitor, with Scitor as the surviving company in the Merger. The initial credit agreement dated as of June 27, 2013, among SAIC, Citibank and the other parties thereto is referred to below as the “Initial Credit Agreement.”

The Amended Credit Agreement consists of (i) an unsecured revolving credit facility in an initial aggregate principal amount of up to $200 million (the “Revolving Credit Facility”) and (ii) an unsecured term facility with an initial aggregate principal amount of $500 million (the “Term Loan A” and, together with the Revolving Credit Facility, the “Credit Facilities”) each maturing on September 27, 2018. The foregoing initial aggregate principal amounts remain unchanged from the Initial Credit Agreement. Furthermore, the interest rates under the Initial Credit Agreement remain unchanged under the Amended Credit Agreement. The Amended Credit Agreement, among other things, provides for and permits (1) the Merger, (2) the establishment of a senior secured term loan “B” credit facility in an aggregate principal amount of up to $670 million (the “Term Loan B”), (3) an option to increase the Term Loan A by $100 million prior to the effectiveness of the Term Loan B, and (4) other amendments, including various amendments that will only become effective upon the effectiveness of the Term Loan B. Upon the closing of the Term Loan B, the Credit Facilities will become secured by liens on substantially all of the assets of SAIC and its subsidiaries.

The Amended Credit Agreement contains customary covenants applicable to SAIC and its subsidiaries, which include limitations on: liens, mergers and consolidations; changes in accounting principles; changes in nature of business; hedging agreements; sale and lease-back transactions; subsidiary indebtedness; dividends and issuances of capital stock; negative pledges; and transactions with affiliates. The Amended Credit Agreement also includes certain financial covenants, which require, prior to the effectiveness of the Term Loan B, the maintenance of a Leverage Ratio (as defined in the Amended Credit Agreement) of not greater than 3.25 to 1.00 and an Interest Coverage Ratio (as defined in the Amended Credit Agreement) of at least 3.50 to 1.00. Upon the closing of the Term Loan B, SAIC will become subject to the maintenance of a Senior Secured Leverage Ratio (as defined in the Amended Credit Agreement) of not greater than 4.00 to 1.00 until July 31, 2016, and thereafter, not greater than 3.75 to 1.00. Upon the closing of the Term Loan B, SAIC and its subsidiaries will become subject to further and additional restrictive covenants including with respect to fundamental changes and the disposition of assets, as well as an annual mandatory prepayment of a portion of its Excess Cash Flow (as defined in the Amended Credit Agreement).

The Amended Credit Agreement also contains certain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events, nonpayment, cross-defaults to other debt, breach of specified covenants, ERISA events, material monetary judgments, change of control events and the material inaccuracy of our representations and warranties. If an event of default occurs and is continuing under the Amended Credit Agreement, that agreement provides that the agent will at the request, or may with the consent, of the required lenders, terminate the commitments under the agreement, declare amounts outstanding, including principal and accrued interest and fees, payable immediately, and enforce any and all rights and interests of the lenders.

The foregoing description of the Amended Credit Agreement and the transactions contemplated therein is not complete and is subject to, and qualified in its entirety by, the full text of the Amended Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Amended Credit Agreement contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Amended & Restated Credit Agreement by and among SAIC, Citibank, N.A. and the lenders party thereto, dated March 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2015

Science Applications International Corporation

By:	/s/ Mark D. Schultz
Mark D. Schultz
Executive Vice President and General Counsel